Exhibit 99.1

Willamette Valley Vineyards, Inc. Requests Appeal Hearing Before Nasdaq Listing Qualifications Panel

TURNER, Oregon, April 24, 2008 – On April 15, 2008, Willamette Valley Vineyards, Inc. (the “Company”) (Nasdaq: WVVI) voluntarily notified The Nasdaq Stock Market, Inc. that the Company would not be able to file its Annual Report on Form 10-KSB for the year ended December 31, 2007 (“Form 10-KSB”) by its due date of April 15, 2008.  As a result of the filing delay, on April 18, 2008, the Company received a Nasdaq Staff Determination letter from the Nasdaq Listing Qualifications Department providing that the Company does not comply with the requirement for continued listing set forth in Marketplace Rule 4310(c)(14) because it did not file its Form 10-KSB on a timely basis, and that its securities are, therefore, subject to delisting from The Nasdaq Capital Market.

The Company will request an appeal hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination.  There can be no assurance the Panel will grant the Company’s request for continued listing.  However, the Company is excercising commercially reasonable efforts to complete its audit as expediently as possible.  Upon such completion, the Company intends to file its Form 10-KSB, and at that time expects to be in compliance with the requirements for continued listing.

About Willamette Valley Vineyards, Inc.

Willamette Valley Vineyards, Inc. was founded in 1983 by James Bernau. Best known for its acclaimed Pinot Noir, the winery produces approximately 130,000 cases annually that are distributed throughout the United States, Canada, and the Pacific Rim. Today the winery manages approximately 300 acres of vines, which are all certified sustainable, LIVE and Salmon Safe. As Oregon’s only publicly held winery, the winery is listed on Nasdaq under the symbol WVVI. For more information, call 800-344-9463 or visit www.WillametteValleyVineyards.com.

Safe-Harbor

This release contains forward-looking information about Willamette Valley Vineyards, Inc. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts.  These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate,” or the negative thereof or comparable terminology.  These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially.  Additional risk factors are outlined in the Company’s most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.